Exhibit 99.1

High Roller Reports Q2 2025 Results

●	Q2 2025 revenue increased 20% YoY to $6.9 million, H1 2025 revenue increased 11% YoY to $13.7 million
●	Significant turnaround from Q1 as strategic optimization and realignment initiatives delivered increased revenue, decreased operating costs, and positive Adjusted EBITDA of $362 thousand
●	Key achievements support positive outlook for Company performance and financial results
●	Strong tailwinds as Company trends towards H2 2025 launch in Ontario, world's 6th largest regulated online gambling market

Las Vegas, Nevada, August 12, 2025 – High Roller Technologies (“High Roller” and the “Company”) (NYSE: ROLR), operator of premium online casino brands High Roller and Fruta, today reported its financial results for the second quarter ended June 30, 2025. High Roller currently offers more than 5,600 games from over 90 game providers, representing one of the widest online casino game portfolios in the world, including video slots, blackjack, roulette, baccarat, craps, video poker, and more.

Ben Clemes, Chief Executive Officer at High Roller Technologies, commented, “High Roller had a solid second quarter, and I am thrilled that our strategic plan is beginning to deliver the intended results. After embarking upon our strategic realignment in Q1, High Roller was able to achieve positive adjusted EBITDA in Q2, underpinned by increased revenue, optimized marketing spend, and the realization of significant cost efficiencies. This tremendous outcome reinforces our belief in the business and its future prospects.”

Throughout Q2, High Roller’s strong execution has led to consistent improvement in key performance indicators across all business operations, most notably in Finland, one of the core markets of focus. Further, the Company continued to significantly strengthen its executive leadership team with experienced key hires as part of laying the groundwork for its long-term, sustainable growth.

“Looking forward, we believe launching in Ontario will be transformative for High Roller, particularly in the context of our partnership with SpikeUp Media,” said Clemes. “We’re also exploring other interesting strategic opportunities for further expansion. The Company is entering a new era, and our confidence in High Roller’s future is at an all-time high.”

Q2 2025 Highlights

●

The Company strengthened its leadership team with the hiring of Sarah Stienon (Chief Legal & Compliance Officer), Adam Felman (Chief Financial Officer), Seth Young (Chief Strategy Officer), Sara Nunes (Managing Director & Chief Commercial Officer, Finland), and Carlo Scappaticci (Managing Director, Canada).

●	Significantly decreased operating expenses and significantly slowed cash burn by optimizing marketing strategies, streamlining operating costs.
●	Average Revenue Per User ("ARPU") increased approximately 80% QoQ.
●	Announced a strategic technology partnership with Playtech (LSE: PTEC) to enter Ontario's regulated online casino market, with launch anticipated H2 2025.
●	High Roller added 330 new games, bringing its leading portfolio to over 5,600 games from over 90 providers.
●	Commenced a brand refresh and revitalization of High Roller and Fruta in anticipation of regulated market expansion.
●	Finalized preparations to launch a third, locally anchored brand in Q3 as part of the Company's strategic focus.
●	Re-optimization and reallocation of marketing spend in Q2 generated a 65% YoY increase in Finland Net Gaming Revenue from the previous 6-month corresponding period ending June 30, 2024, leading into a regulated market pre-application process.
●	Announced the selection of XPoint for geolocation services; Checkin.com for ID Verification services; content partnership with Gaming Realms; and partnership with Kinectify to strengthen AML compliance in Ontario.

Second Quarter 2025 Financial Summary

●	The Company reported total revenue of $6.9 million for the second quarter ended June 30, 2025, an increase of 20%, as compared to $5.8 million during the same quarter that ended June 30, 2024, and an increase of approximately 2% as compared to the first quarter ended March 31, 2025.
●	The Company reported Adjusted EBITDA of $362 thousand for the three months ended June 30, 2025, compared to an Adjusted EBITDA loss of $931 thousand for the three months ended June 30, 2024, and an Adjusted EBITDA loss of approximately $2.5 million for the three months ended March 31, 2025.
●	The Company reported adjusted earnings per share of $0.04 for the three months ended June 30, 2025, compared to adjusted loss per share of ($0.13) for the three months ended June 30, 2024, and adjusted loss per share of ($0.30) for the three months ended March 31, 2025.
●	Cash and cash equivalents totaled approximately $3.6 million, $934 thousand of which is restricted as of June 30, 2025, as compared to $4.5 million, $1.0 million of which was restricted, as of March 31, 2025.

Financial Results

Additional information with respect to the Company’s business, operations and financial condition as of and for the three months ended June 30, 2025, is contained in the Company’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2025, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 5,300 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of online gaming through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include such factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
ir@highroller.com
800-460-1039

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2025	2024	2025	2024

Revenues, net	$6,936	$5,803	$13,707	$12,310

Operating expenses
Direct operating costs:
Related party	451	670	898	1,422
Other	2,523	2,493	4,756	5,069
General and administrative:
Related party	1	8	3	25
Other	2,335	1,918	5,135	4,607
Advertising and promotions:
Related party	258	162	984	355
Other	1,492	1,678	4,904	3,523
Product and software development:
Related party	—	57	—	147
Other	378	297	741	467
Total operating expenses	7,438	7,283	17,421	15,615
Loss from operations	(502)	(1,480)	(3,714)	(3,305)

Other expenses
Interest expense, net	(53)	(24)	(99)	(50)
Other (expense) income	—	—	(1)	2
Total other expenses	(53)	(24)	(100)	(48)

Loss before income taxes	(555)	(1,504)	(3,814)	(3,353)
Income tax expense	37	—	54	—
Net loss	$(592)	$(1,504)	$(3,868)	$(3,353)

Other comprehensive loss
Foreign currency translation adjustment	(80)	(40)	(32)	(128)
Comprehensive loss	$(672)	$(1,544)	$(3,900)	$(3,481)

Net loss per common share:
Net loss per common share – basic and diluted	$(0.07)	$(0.21)	$(0.46)	$(0.48)
Weighted average common shares outstanding – basic and diluted	8,408,820	7,012,430	8,402,945	7,001,102

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	June 30,	December 31,
(in thousands, except share and per share data)	2025	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,682	$6,869
Restricted cash	934	1,085
Prepaid expenses and other current assets	239	825
Total current assets	3,855	8,779
Due from affiliates	1,331	1,624
Property and equipment, net	412	372
Operating lease right-of-use asset, net	931	910
Intangible assets, net	5,728	4,899
Other assets	51	41
Total assets	$12,308	$16,625

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$874	$1,560
Accrued expenses	4,390	4,307
Player liabilities	1,018	662
Due to affiliates	2,423	3,406
Short-term unsecured notes payable to stockholders	—	90
Operating leases obligation, current	175	143
Total current liabilities	8,880	10,168
Other liabilities	61	7
Operating lease obligation, noncurrent	737	729
Total liabilities	9,678	10,904
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized; 8,460,675 shares and 8,350,882 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	8	8
Additional paid-in capital	32,366	31,557
Accumulated deficit	(31,011)	(27,143)
Accumulated other comprehensive income	1,267	1,299
Total stockholders’ equity	2,630	5,721
Total liabilities and stockholders’ equity	$12,308	$16,625

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

Non-GAAP Financial Measures

This Report includes Adjusted EBITDA and Adjusted Earnings (Loss) Per Share, which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA and Adjusted Earnings (Loss) Per Share are useful in evaluating our operating performance, similar to measures reported by our publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted Earnings (Loss) Per Share are not intended to be a substitute for any U.S. GAAP financial measure. As calculated, they may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax provision or benefit, and depreciation and amortization, and further adjusted for the following items: stock-based compensation; and other non-recurring and non-operating costs or income, as described in the reconciliation below.

We define and calculate Adjusted Earnings (Loss) Per Share as basic earnings (loss) per share attributable to common stockholders before the impact of amortization of acquired intangible assets; stock-based compensation; and other non-recurring and non-operating costs or income, as described in the reconciliation below.

We include non-GAAP financial measures because they are used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA and Adjusted Earnings (Loss) Per Share exclude certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of severance costs), non-cash expenditures (for example, in the case of amortization of acquired intangible assets, depreciation and amortization and stock-based compensation), or non-operating items which are not related to our underlying business performance (for example, in the case of interest expense).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024

Revenues	$6,936	$5,803	$13,707	$12,310
Net loss	(592)	(1,504)	(3,868)	(3,353)

Add back items:
Stock-based compensation expense (1)	501	148	809	673
Depreciation and amortization (2)	84	57	160	107
Interest expense, net	53	24	99	50
Income tax	37	—	54	—
Foreign exchange transaction loss	151	250	329	715
Other (3)	128	94	256	93
Adjusted EBITDA	$362	$(931)	$(2,161)	$(1,715)
Adjusted EBITDA margin	5.22%	(16.04)%	(15.77)%	(13.93)%
Adjusted earnings (loss) per share	0.04	(0.13)	(0.26)	(0.24)

	For the Three Months Ended March 31,
(in thousands)	2025	2024

Revenues	$6,771	$6,507
Net loss	(3,276)	(1,849)

Add back items:
Stock-based compensation expense (1)	308	525
Depreciation and amortization (2)	76	50
Interest expense, net	46	26
Income tax	17	—
Foreign exchange transaction loss	178	465
Other (3)	128	(1)
Adjusted EBITDA	$(2,523)	$(784)
Adjusted EBITDA margin	(37.26)%	(12.05)%
Adjusted loss per share	(0.30)	(0.11)

(1) Includes restricted shares, stock options, equity-settled restricted share units, cash-settled restricted share units and equity-settled performance-based restricted share units granted to employees and directors (including related employer payroll taxes).

(2) Includes amortization of intangible assets generated through business acquisitions and depreciation of property and equipment, amortization of contract costs, and amortization of internally developed software and other intangible assets. Excludes amortization of right of use assets.

(3) Includes severance costs and non-recurring compensation payments and gain/loss on disposal of assets.